EX-99.1 IDEX Corporation Names Abhi Khandelwal as SVP, Chief Financial Officer NORTHBROOK, IL (October 25, 2023) – IDEX Corporation (NYSE:IEX) today announced the appointment of Abhi Khandelwal as Senior Vice President and Chief Financial Officer of the Company, effective November 20, 2023. Mr. Khandelwal returns to IDEX where he served from 2010 to early 2020 in a number of financial roles of increasing responsibility, most recently as Vice President of Finance Operations, Treasury and Financial Planning & Analysis. He joins IDEX after serving as Chief Financial Officer of Multi-Color Corporation, a global packaging services and label solutions provider based in Rosemont, Illinois since January 2022, and, prior to that, as Senior Vice President and Chief Financial Officer for CIRCOR International. Prior to his initial service with IDEX, Mr. Khandelwal held a range of financial leadership positions at Stanley Black & Decker and General Electric. He earned a Bachelor of Science degree in Finance from Indiana University and a Master of Business Administration degree from Northwestern University. “We are thrilled to welcome Abhi back to IDEX, where he will be able to leverage his CFO experience along with his successful prior history with our organization and our people. He was a trusted financial partner to me in my earlier role as COO, and I look forward to his expertise and partnership in helping IDEX continue to grow,” IDEX CEO and President Eric Ashleman said. Allison Lausas, who has served as the Company’s interim Chief Financial Officer since September 2023, will cease serving as interim Chief Financial Officer as of the effective date of Mr. Khandelwal’s appointment, and will continue in her position as Vice President and Chief Accounting Officer. Mr. Ashleman stated, “I want to thank Allison for her outstanding leadership in this interim period and for the talent and leadership she brings to our finance team overall. We are fortunate to have her on the team, and I am very appreciative of her contributions to IDEX, especially in this time of transition." About IDEX IDEX (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 50 diverse businesses around the world part of the IDEX family. With more than 8,500 employees and manufacturing operations in more than 20 countries, IDEX is a high- performing, global company with over $3.1 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX.” For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com. Investor Contact: IDEX Corporation Allison Lausas Interim Chief Financial Officer and Chief Accounting Officer +1 847-498-7070 investorrelations@idexcorp.com Media Contact: IDEX Corporation Mark Spencer +1 847-457-3793 mdspencer@idexcorp.com ###